Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. SIGNS AGREEMENT
TO ACQUIRE CLAYTON METALS, INC.
     Los Angeles, CA — June 20, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has reached an agreement to acquire the outstanding capital stock of Clayton Metals, Inc. headquartered in Wood Dale, Illinois. Clayton Metals was founded in 1976 and specializes primarily in the processing and distribution of aluminum, stainless steel and red metal flat-rolled products, custom extrusions and aluminum circles through its metals service center locations in Wood Dale, IL; Cerritos, CA; High Point, NC and Parsippany, NJ. Clayton Metal’s net sales for the twelve months ended December 31, 2006 were about $123 million. Current management is expected to remain in place. The transaction is expected to be finalized within the next 30 days, subject to the completion of due diligence. Terms were not disclosed.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 Fortune 500 List and the Fortune 100 Fastest Growing Companies List and the 2007 Forbes Platinum 400 List of America’s Best Big Companies. This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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